Exhibit 10.17

OFFER OF EMPLOYMENT

This is an offer of employment to Constance M. Kelly from the South Dakota Soybean Processors, P.O. Box 500, Volga, SD 57071.

Title:	Administrative Manager

Reporting To:	Chief Executive Officer of the South Dakota Soybean Processors

Starting Date:	May 21, 1996

Starting Salary:	$62,000 per year. First month to be prorated based upon starting date.

Incentive Bonus:	Any incentive bonus plan has yet to be established. If and when one is established, you will be eligible to participate in according to the plan’s guidelines.

Performance Review:	Performance Reviews will be conducted every six (6) months. Salary reviews will be conducted annually at the end of each fiscal year (August 31).

Benefits:	An employee benefits package has yet to be established. Once established, you will become eligible to participate in accordance with the plan’s requirements.

Pension/Retirement:	Any pension, retirement or savings plan has yet to be established, Once established, you will become eligible to participate in accordance with the plan and/or IRS guidelines.

Holidays:	New Year’s Day, Easter, Memorial Day, Fourth of July, Labor Day, Thanksgiving, Christmas

Vacation:	You will receive fifteen (15) days of vacation per year (September 1 through August 31).

Relocation:

Costs for moving household goods, to include insurance coverage, will be paid. Three (3) quotes should be received. An allowance for interim living expense will be paid for up to two (2) months at the rate of $500/month.

Termination:	Employment is at will.

I have read and understand that my signature below denotes my acceptance of this offer.

SOUTH DAKOTA SOYBEAN PROCESSORS		CANDIDATE

By:	/s/ Rodney G. Christianson	By:	/s/ Constance M. Kelly
Rodney G. Christianson		Constance Kelly
Chief Executive Officer

Date:	4/19/96	Date:	4/22/96